PURCHASE AND SALE AGREEMENT


                       This Agreement made and entered into this _th day of
                 June, 1995, by and between Sally A. Starr and Lisa A. Brown, Trustees of Omnibus Realty Trust, a nominee trust, hereinafter referred to as "Seller", and New England Realty Associates Limited Partnership, a Massachusetts limited partnership, having an address c/o The Hamilton Company, 39 Brighton Avenue, Allston, MA 02134 hereinafter referred to as "Buyer".

                              W I T N E S S E T H:

                       In consideration of One Dollar ($1.00) and other good
                 and valuable consideration by each party hereto paid to the other party, the receipt and sufficiency whereof are hereby acknowledged, and in further consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do, subject to terms and conditions hereinafter set forth, hereby agree as follows:

                 1.    PROPERTY

REAL                   (A)  Seller agrees to sell and convey all of
ESTATE           those certain parcels of land and all improvements
SOLD             now thereon listed in Exhibit A attached hereto, and all
                 fixtures belonging to Seller and attached thereto or located thereon, and all right, title and interest of Seller in and to any land lying in the bed of any public way abutting said parcels of land, and all appurtenances thereto, hereof, all hereinafter referred to as "the Property".

PURCHASE               (B)  Buyer agrees to buy and purchase the Property, and
                 to accept delivery of possession of the Property, pursuant to the terms and conditions herein contained.

DEFINITIONS            (C)  The "Closing Documents" are the Deed referred to
                 in Article 2 hereof, the Assignment of Contracts and Permits attached hereto as Exhibit C, the Assignment of Leases attached hereto as Exhibit D, an affidavit by Seller that Seller is not a foreign partnership, a mechanic's lien and parties in possession affidavit, and any consents, discharges, releases and other documents from other entities required so that Seller may transfer and convey title to the Property as herein required and all other documents required to be delivered at the Closing Time (defined in Article 5 hereof) by each party hereto.

                 2.  TITLE

DEED,                  (A)  Title to the Property shall be conveyed
ENCUMBRANCES     by quitclaim deed (herein referred to as "the Deed") which shall convey a clear record, good and marketable title
                 thereto, in fee simple, subject to the rights of occupancy and leases of residential tenants, utility easements,
                 buildings and zoning laws, and taxes for the current year
                 which are not yet due and payable on the date of delivery of the deed, and such other easements, restrictions and
                 covenants of record which do not unreasonably interfere with the existing use of the Property (all collectively sometimes
                 herein referred to as "Permitted Encumbrances").   Title
                 shall be deemed conclusively in compliance with the requirements of this Agreement except for those matters specified in a written notice given to Seller by the Buyer within thirty (30) days of the date of this Agreement and those matters arising after the date of this Agreement.

PLAN,                  (B)  If the title to the Property is
REGISTRATION     registered, the Deed shall be in form sufficient to entitle
                 Buyer to a Certificate of Title of the Property, and Seller shall deliver with the Deed all instruments, if any, necessary to enable Buyer to obtain such Certificate of Title.

IMPROVEMENTS           (C)  If Seller elects to make any improvements to the
                 Property, Seller shall first give notice to Buyer, requesting Buyer's consent, which shall not be unreasonably withheld. The cost of all such improvements consented to by Buyer are hereinafter referred to as "Improvement Costs". Reference is made to Section 1.16 of that certain Agreement by and between Seller and Landman, Inc. ("Landman") dated as of April 27, 1995 (the "Release Agreement"), as amended. Buyer hereby agrees to reimburse Seller of any amounts it is required to pay to the "Holder" (as defined in the Release Agreement) with respect to advances made by Chase Manhattan Bank, N.A. to Seller for improvements to be made to the Properties, including, without limitation, any amounts for maintenance and replacement of the sprinkler system at 62 Boylston Street Property (currently estimated to be $252,492).

ASSIGNMENT             (D)  Seller hereby assigns to Buyer all of Seller's
                 right, title and interest in that certain Escrow Agreement dated June __, 1995, between Seller and Landman, executed pursuant to the Release Agreement (the "Escrow Agreement"), provided, however, that Buyer shall not exercise any right of Seller pursuant to the Escrow Agreement or seek any remedy available to Seller pursuant thereto, (a) unless and until Seller shall have failed to perform its obligations under this Agreement, or (b) after Seller has refunded the Deposit (as defined in Article 4 hereof) to Buyer in accordance with the terms of this Agreement. Upon the sooner to occur of Seller's performance of its obligations hereunder or refund to Buyer of the Deposit, the foregoing assignment shall be null and void. Seller shall, at the Closing Time, assign to Buyer (i) all leases and occupancy agreements affecting the Property, and (ii) all warranties, guarantees, and licenses affecting the Property which are currently in effect and all contracts and agreements affecting the Property assignment of which is requested by Buyer, to the fullest extent assignment of all the foregoing is permitted under law or under the respective agreement. Any of the foregoing not so assigned by separate instrument shall be assigned automatically by operation of this paragraph, which shall survive delivery of the deed. At Closing Time, Seller and Buyer shall enter into an Assignment of Contracts and Permits in the form attached hereto as Exhibit C and an Assignment of Leases in the form attached hereto as Exhibit D. Seller shall deliver to Buyer at Closing Time any plans and specifications for the Property in its possession and all original leases and lease amendments.

                 3.    GRANTEE

NOMINEE                The Grantee or Buyer named in each of the Closing
                 Documents shall be Buyer or such nominee or nominees of Buyer as Buyer shall designate by notice to Seller not less than seven (7) days prior to the Closing Time and shall have the benefit of all of the provisions enuring to Buyer hereunder.

                 4.    PURCHASE PRICE

PAYMENT                The agreed purchase price hereunder payable to Seller
                 by Buyer pursuant hereto is Thirty Million Dollars ($30,000,000) plus the Improvement Costs (hereinafter referred to as the "Purchase Price"), payable as follows:

                       (a) Two Hundred Thousand Dollars ($200,000), which the parties hereto acknowledge has been paid as a deposit (the "Deposit"); and

                       (b) Two Million Eight Hundred Thousand Dollars ($2,800,000) plus the Improvement Costs (hereinafter referred to as "the Closing Payment") at the Closing Time, in cash or by certified or bank cashier's check or by federal funds wire transfer.

                 5.    CLOSING

TIME                   (A)  The "Closing Time" shall be at 10:00 a.m. on the
                 first to occur of (i) a date agreed by mutual notice between
                 Buyer and Seller, or their attorneys, or (ii) June   , 1995.
                 Time is of the essence of this Agreement. Closing of the transaction herein described, including without limitation, delivery of all fully executed Closing Documents herein required to be delivered at the Closing Time, and full payment of the Purchase Price, shall be at the Closing Time. Buyer and Seller may alter the Closing Time by a written agreement executed by their attorneys in one or more counterparts. In addition, the closing of the transaction herein described may be accomplished in escrow upon such escrow conditions and other closing or settlement terms and conditions as may hereafter be set forth in a written agreement executed by their attorneys in one or more counterparts. Until such time as the Closing Time shall be postponed or accelerated as herein provided, the expression "the Closing Time" shall mean the date aforesaid fixed as the Closing Time; and thereafter the "Closing Time" shall mean said date as so postponed or accelerated from time to time. Seller shall have the right to postpone the Closing Time pursuant to Article 10(A) of this Agreement.

LOCATION               (B)  Such Closing shall take place at the offices of
                 Lane & Altman, 101 Federal Street, Boston, Massachusetts, or at such other location as may be agreed upon by the attorneys for Buyer and Seller, respectively.

                 6.    DELIVERY

POSSESSION             At the Closing Time, Seller shall deliver
CONDITION        full possession of the Property to Buyer, in substantially the same condition as the Property is in on the date hereof, less reasonable wear and tear, but with such interior improvements as are necessary in connection with new tenancies, and in compliance with all Permitted Encumbrances.

                 7.  CONDITION OF PREMISES

                       Buyer acknowledges that it has had an opportunity to
                 inspect every aspect of the Property, to review Seller's books and records concerning operation of the Property, and to review the leases and occupancy arrangements. The Buyer is buying the Property in "as is" condition. The Seller has made no warranties or representations on which the Buyer has relied with respect to the Property. The Buyer's agreements in this Article shall survive delivery of the Deed.

                 8.    ACCEPTANCE

                       Acceptance of the Deed by Buyer shall constitute full
                 performance and discharge of every agreement and obligation of Seller, express or implied, pursuant to this Agreement, except with respect to any adjustments and payments to be made thereafter pursuant to Article 11 hereof and except as otherwise specifically provided herein.

                 9.    BROKERS

                       Each party hereby warrants and represents to the other
                 party that it has dealt with no brokers other than The Hamilton Company (hereinafter called the "Broker") in connection with this Agreement or any aspect of the transaction herein contemplated and that it will indemnify the other party against, and save the other party harmless from, all commissions, fees and other costs, and claims therefor, by any other broker who shall allege such broker has dealt with the indemnitor hereunder in connection with the transaction herein contemplated. Seller shall indemnify Buyer against, and save Buyer harmless from, all commissions, fees and other costs, and claims therefor, of the Broker.

                 10.   NON-CONFORMANCE

DEFECTS                (A)  If Seller shall be unable to convey title to, or
                 deliver possession of, the Property, as required by this Agreement, or if at the Closing Time the Property does not conform to the requirements of this Agreement, then Seller shall use its reasonable efforts to remove any defects in title, or to deliver possession as provided herein, and to make the Property conform to the provisions hereof, as the case may be, in which event Seller shall give written notice thereof to Buyer at or before the Closing Time and thereupon the Closing Time shall be extended for a period of sixty (60) days. Notwithstanding any other provision of this Agreement to the contrary, if Seller fails to convey title to the Property as required by this Agreement because of the failure of Landman to perform its obligations under the Release Agreement, Seller shall immediately so notify Buyer and refund the Deposit to Buyer, which shall be Buyer's sole remedy at law and in equity, and this Agreement shall be null and void without recourse to the parties hereto.

CORREC-                (B)  If, at the Closing Time, as extended,
TIONS Seller shall still be unable to give title, deliver possession, or make the Property conform to the requirements hereof and to Seller's representations, as the case may be, all as herein agreed, then, at Buyer's election, the Deposit shall be forthwith refunded as Buyer's sole remedy at law and in equity, and all other obligations of all parties hereto shall cease and this Agreement shall be null and void and without recourse to the parties hereto.

WAIVER                 (C)  Buyer shall have the election, at either the
                 original or any extended Closing Time, to accept such title as Seller can deliver to the Property, and in its then condition, and to pay therefor the Purchase Price without deduction, in which case Seller shall convey such title and deliver possession in their then condition, except that if the Property shall have been damaged by fire or casualty insured against, then the Seller shall, unless the Seller has previously restored the Property to its former condition, either (a) pay over or assign to Buyer, on delivery of the Deed, the insurance proceeds recovered or recoverable as the case may be, less all amounts reasonably expended by Seller for any partial restoration, or (b) if a holder of a mortgage on the Property shall not permit the insurance proceeds or a part thereof to be used to restore the Property to its former condition or to be so paid over or assigned, give to Buyer a credit against the Purchase Price, on delivery of the Deed, equal to said amounts so recovered or recoverable and retained by the holder of said mortgage less any amounts reasonably expended by Seller for any partial restoration.

USE OF                 (D)  To enable Seller to make conveyance as
PURCHASE         herein provided, Seller may, at the Closing Time,
PRICE            use the Purchase Price or any portion thereof, if otherwise payable by Buyer hereunder, to clear title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the recording of the Deed, or, with respect to institutional mortgages, arrangements in accordance with customary conveyancing practice are made for subsequent recording.

LIQUIDATED             (E)  If on or before the Closing Time Buyer
DAMAGES shall give notice to Seller that Buyer shall not consummate the purchase of the Property, or if as of the Closing Time Buyer shall otherwise fail to fulfill Buyer's agreements herein, after receipt of notice thereof from Seller, (i) the Deposit shall be paid to Seller by Escrowee, with interest accrued thereon and (ii) Buyer shall immediately reimburse to Seller (a) the Improvement Costs plus (b) Seller's out-of-pocket expenses up to a maximum of $2500 incurred in the negotiation of this Agreement (excluding the cost of employees of Seller or its managing agent, but including reasonable attorneys' fees), which payments collectively shall be made as full liquidated damages and as Seller's sole remedy in law or at equity and all other obligations of the parties hereto shall cease and this Agreement shall be void without recourse to either party hereto.

                 11.   ADJUSTMENTS

OPERATIONS             (A)  Collected rents, common area maintenance charges,
                 water and sewer charges, taxes and assessments payable for the tax year in which the Closing occurs, and other standard operating expenses and additional rents shall be adjusted as of the Closing Time, and the net amount thereof shall be added to or deducted from, as the case may be, the amount payable by Buyer at the Closing Time. The total amount of unapplied security deposits held by Seller shall be credited against the Purchase Price. Taxes and betterments and other assessments assessed for the tax year prior to the tax year in which the Closing occurs and/or any prior year, whenever due and payable, and whether or not assessed and/or payable in installments, and whenever payable, shall be paid by Seller.

POST-CLOSING           (B)  If the amount of any of said taxes is not known at
                 the Closing Time, such amount shall be apportioned on the basis of the taxes assessed for the tax year most recently known, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between Seller and Buyer, provided that neither such party shall be obligated to institute or prosecute proceedings for an abatement. All amounts received by Buyer after the Closing Time for the account or any tenant or other occupant of the Property shall be applied in the following order: (a) first on account of any amount then due Buyer from such person or entity, (b) next, on account of any amount then due Seller from such person or entity with respect to the Property for the period prior to the Closing Time, less any costs of collection incurred by Buyer and attributable thereto, and (c) with any balance then remaining towards Buyer.

                 12.   NOTICES

                       All notices and other communications pursuant hereto
                 shall be deemed to have been given only upon the receipt thereof (or the refusal to accept delivery thereof), postage prepaid, by registered or certified mail, return receipt requested, or by Federal Express, Purolator Courier, or similar overnight courier which delivers only against signed receipt by the addressee thereof, to each party at the addresses, and with the duplicate copies, hereinafter provided, or at such alternate address as shall be designated by like notice:

                             (i) if given to Seller, Omnibus Realty Trust, c/o The Hamilton Company, 39 Brighton Avenue, Allston, MA 02134
                       Attn:  Harold Brown
                       with a duplicate copy to Lauren Jennings, Esq., Goldstein & Manello, P.C., 265 Franklin Street, Boston, Massachusetts 02110

                             (ii) if given to Buyer, NERA, c/o The Hamilton Company, 39 Brighton Avenue, Allston, MA 02134
                       Attn:  Harold Brown
                       with a duplicate copy to Luci Daley Vincent, Esq., Lane & Altman, 101 Federal Street, 26th Floor, Boston, Massachusetts 02110

                 13.   MISCELLANEOUS

CHOICE                 (A)  This Agreement shall be construed in
OF LAW           accordance with the laws of the Commonwealth of Massachusetts.

AMENDMENT              (B)  This Agreement sets forth the entire understanding
                 and agreement of the parties. This Agreement shall not be changed except by an instrument in writing signed by both parties hereto. Any of the provisions of this Agreement may be waived only by an instrument in writing signed by the party who desires to waive such provision.

SUCCESSORS             (C)  This Agreement shall be binding upon and shall
                 inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

COUNTERPARTS           (D)  This Agreement may be executed in one or more
                 counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts has been signed by each of the parties and delivered to the other parties.

CAPTIONS               (E)  The captions and marginal notes used herein are
                 included only for ease of reference and shall have no meaning whatsoever in the construction of this instrument.

AUTHORITY              (F)  Seller warrants and represents to Buyer, as
                 follows:

                 (i) Seller is trustee of a trust under declaration of trust dated July 25, 1986 recorded with Suffolk County Registry of Deeds at Book 12926, Page 344, Suffolk Registry District of the Land Court as Document 414405, and Worcester District Registry of Deeds in Book 11241/204, which remains in full force and effect, without modification or amendment; Seller has all authorization and direction necessary to execute and deliver this Agreement, as trustee, and to perform Seller's obligations hereunder and complete the transaction contemplated hereby.

                 (ii) No materially adverse suit, action, litigation or administrative proceeding is threatened or commenced against Seller which affects the Property or which may affect Seller's performance hereunder or which could give rise to a lien against the Property, including without limitation, eminent domain proceedings, except the matters, if any, disclosed in Exhibit B hereto.

                 IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the day and year first above written.



                 WITNESSES AS TO BOTH:   SELLER



                 _____________________________ Sally A. Starr, Trustee
                                               of Omnibus Realty Trust



                 _____________________________ Lisa A. Brown, Trustee
                                               of Omnibus Realty Trust

                                               Taxpayer I.D. No.__________



                WITNESS:                       BUYER

                                               NEW ENGLAND REALTY
                 _____________________________ ASSOCIATES LIMITED PARTNERSHIP

                                               By NewReal, Inc., a
                                               Massachusetts corporation, its
                                               general partner

                                                 By:
                                                     Ronald Brown,
                                                     President


                                               Taxpayer I.D. No.

                                   EXHIBIT A


Courtyard North Beacon                         140-154 N. Beacon St.
                                               Allston, MA

Commonwealth Apartments                        1144, 1148-1160 Comm
                                               Ave., Brighton, MA

Commonwealth Gardens                           1131-1137 Comm Ave.,
                                               Brighton, MA

Redwood Hills   376-382 Sunderland Rd.,
                                               Worcester, MA

62 Boylston                                    62 Boylston St., Boston, MA

                                   EXHIBIT B
                       (Outstanding Items of Litigation)

                                   EXHIBIT C

                     ASSIGNMENT OF CONTRACTS AND PERMITS

      This ASSIGNMENT is given by Sally A. Starr and Lisa A. Brown, Trustees of Omnibus Realty Trust ("Assignor") to New England Realty Associates Limited Partnership, a Massachusetts limited partnership, ("Assignee") for $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in connection with the purchase by Assignee and sale by Assignor, pursuant to that certain Purchase and Sale Agreement, dated June __, 1995, by and between Assignor and Assignee (the "Purchase Agreement") of premises more particularly described in the Purchase Agreement. All capitalized words and phrases herein have the same meaning as in the Purchase Agreement unless otherwise set forth herein. Assignor hereby assigns, transfers and sets over to Assignee to the full extent permitted by law and under the terms hereof and thereof, (a) all of the contracts, licenses, permits, agreements, warranties and approvals granted for the benefit of the Property (as defined in the Purchase Agreement) or to Assignor in connection with the Property, and (b) all the Assignor's right, title, and interest therein, together with all other contracts, licenses, permits, rights, agreements, warranties and approvals now owned or hereafter acquired by the Assignor for and in respect of the Property, (such contracts, licenses, etc., are referred to herein as the "Contracts"). Assignor hereby irrevocably directs the grantor or licensor of or the contracting party to any such Contract, to the extent permitted by such Contract to recognize and accept Assignee as the holder of such Contract for any and all purposes as fully as it would recognize and accept Assignor and the performance of the Assignor thereunder. Assignee agrees hereafter to perform in accordance with the terms and conditions of the Contracts, but nothing herein shall obligate Assignee for such performance on or before the date hereof. Assignor represents and warrants that there are no violations of the Contracts and that the Contracts have not previously been assigned to anyone.

      IN WITNESS WHEREOF, the Assignor has executed this Assignment under seal as of the _____ day of _________, 1995.


                                               ASSIGNOR



                 _____________________________ Sally A. Starr, Trustee
                                               of Omnibus Realty Trust



                 _____________________________ Lisa A. Brown, Trustee
                                               of Omnibus Realty Trust

                               EXHIBIT D

                          ASSIGNMENT OF LEASES

     This ASSIGNMENT AND ASSUMPTION AGREEMENT is given by Sally A. Starr and Lisa A. Brown, Trustees of Omnibus Realty Trust ("Assignor") to New England Realty Associates Limited Partnership, a Massachusetts limited partnership, ("Assignee") for $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in connection with the purchase by Assignee and sale by Assignor, pursuant to that certain Purchase and Sale Agreement, dated June __, 1995, by and between Assignor and Assignee (the "Purchase Agreement") of premises more particularly described in the Purchase Agreement. All capitalized words and phrases herein have the same meaning as in the Purchase Agreement unless otherwise set forth herein.

     Assignor, for good and valuable consideration, hereby grants, transfers and assigns to Assignee, and Assignee hereby accepts, the entire lessor's/landlord's interest in any and all leases and tenancy agreements (collectively, the "Leases") for any portion or portions of the property known as and numbered __________________________________,
__________ County, Massachusetts, and all tenant/lessee security, advance rental, similar deposits and interest thereon held by Assignor covering portions of said property (the "Deposits").

     Assignee agrees to defend, indemnify and hold Assignor harmless from any and all liability, loss, cost or damage which Assignor may incur and any and all claims and demands whatsoever which may be asserted against Assignor by reason of, and Assignee hereby specifically assumes any and all obligations or undertakings on the landlord's part to be performed or discharged under the Leases and the Deposits on or after the date hereof, or otherwise arising out of or in connection with, this Assignment with respect to matters first occuring, originating or arising on or after the date hereof.

     Assignor agrees to defend, indemnify and hold Assignee harmless from any and all liability, loss, cost or damage whatsoever which may be asserted against Assignee by reason of undertakings on the landlord's part to be performed or discharged under the Leases and the Deposits prior to the date hereof.

     Assignor hereby certifies that rents have been paid by tenants under the Leases through the dates listed on Schedule A attached hereto.

     Assignor hereby certifies that payments have been made by Assignor pursuant to the Deposits as listed on Schedule A attached hereto.

     The provisions of this Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Executed under seal this ____ day of ___________, 199__.


                 WITNESSES AS TO BOTH:   ASSIGNOR



                 _____________________________ Sally A. Starr, Trustee
                                               of Omnibus Realty Trust



                 _____________________________ Lisa A. Brown, Trustee
                                               of Omnibus Realty Trust


                 WITNESS:                      ASSIGNEE

                 _____________________________ NEW ENGLAND REALTY
                                               ASSOCIATES LIMITED PARTNERSHIP

                                               By NewReal, Inc., a
                                               Massachusetts corporation, its
                                               general partner

                                                 By:
                                                     Ronald Brown,
                                                     President



                        COMMONWEALTH OF MASSACHUSETTS

___________, ss                           ________________, 199__

      Then personally appeared the above named __________________, as _________________ of ____________________________________, and acknowledged the foregoing instrument to be his/her free and voluntary act and deed and the voluntary free act and deed of ____________________________, before me,



                                                        , Notary Public

My Commission expires:


                        COMMONWEALTH OF MASSACHUSETTS

______________, ss                        _________________, 199__

      Then personally appeared the above named _______________, President and Treasurer of __________________________________, ("________"), and
acknowledged the foregoing instrument to be his/her free and voluntary act and deed and the free act and deed of ________________ as ________________ of __________________, before me,



                                                        , Notary Public

My Commission expires:

                                  SCHEDULE A

                       RENTS PAID AND SECURITY DEPOSITS


                                                              Security
Tenants             Monthly Rent     Paid Through      Deposits